Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2010

•	Record EBITDA from Continuing Operations of $218 million, up from $110 million last year
•	Income from Continuing Operations of $15 million compared with $47 million last year
•	Consistent operating performance, strong Pittsburgh #8 longwall shipments and effective operating cost controls drive financial results
•	Metallurgical coal shipments increased 30% year-over-year
•	Excellent safety performance continues through first quarter 2010
•	Following the mid-April amendment of Alpha’s secured credit facility, liquidity totals $1.5 billion

ABINGDON, Va., May 5, 2010—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported first quarter net income of $14.0 million or $0.12 per diluted share compared to net income of $41.0 million or $0.58 per diluted share last year.  The first quarter 2010 income from continuing operations was $14.7 million or $0.12 per diluted share compared to income from continuing operations of $46.6 million or $0.66 per diluted share in the first quarter of 2009.  Excluding amortization of coal supply agreements, merger-related expenses and a deferred income tax charge arising from the recently passed healthcare legislation, first quarter 2010 adjusted income from continuing operations was $84.2 million or $0.69 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the first quarter reached a record $218.5 million, compared to $109.7 million in the year ago period.  Excluding merger-related expenses, first quarter 2010 Adjusted EBITDA from continuing operations was $222.7 million.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q1 2010	Q1 2009
Coal revenues	$831.3	$425.8

Income from continuing operations	$14.7	$46.6

Income from continuing operations per diluted share	$0.12	$0.66

Net income	$14.0	$41.0

Net income per diluted share	$0.12	$0.58

Adjusted income from continuing operations*	$84.2	$46.6

Adjusted income from continuing operations per diluted share*	$0.69	$0.66

EBITDA from continuing operations*	$218.5	$109.7

Adjusted EBITDA from continuing operations*	$222.7	$109.7

Tons of coal sold	21.4	5.2

Coal margin per ton	$12.15	$23.02

Coal revenues and coal margin per ton for 2009 have been adjusted to reflect a change in the income statement presentation of gains and losses on derivatives.

*
These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

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Alpha Natural Resources, Inc. Announces
First Quarter 2010 Results

“In recognition of the recent tragedy in West Virginia, on behalf of myself and the entire Alpha workforce, I would like to express condolences to all those affected.  I would also like to thank the individuals on Alpha’s mine rescue teams that responded heroically in the aftermath of the explosion at the Upper Big Branch mine,” said Kevin Crutchfield, Alpha’s chief executive officer.  “This sobering event reminds us that there is nothing more important than the safety of our miners, and we continue to maintain the utmost focus on Alpha’s safety performance.  With that in mind, I want to commend our workforce for Alpha’s excellent safety record.  During the first quarter, Alpha’s operations received six Mountaineer Guardian Awards, and the Barton B. Lay, Jr. Milestones of Safety Award, West Virginia’s most prestigious safety award.”

“Turning to Alpha’s financial results, I am pleased to report that Alpha generated record EBITDA from Continuing Operations of $218 million during the first quarter of 2010.   The strong performance during the quarter highlights the value of our regional diversification which enabled us to deliver excellent results despite adverse weather conditions in the East, and underscores both the importance of our position as the leading supplier of metallurgical coal and the profitability of our Pittsburgh #8 longwall mines that contributed over $100 million of coal margin during the quarter.  In April, we announced that Alpha’s secured credit facility had been amended, extended and increased.  Through the increased credit facility and additional free cash flow generation, Alpha’s liquidity now stands at greater than $1.5 billion, a position that affords us significant financial flexibility as we plan for Alpha’s future growth.”

Financial Performance

•
Total revenues in the first quarter were $922.0 million compared to $486.0 million for Alpha stand-alone in the same period of 2009, and coal revenues were $831.3 million compared to $425.8 million for Alpha stand-alone in the first quarter of 2009.  Coal revenues were significantly higher than the year-ago period due to the inclusion of the former Foundation operations, which contributed $449.6 million of coal revenues, and an increase in metallurgical coal shipments which more than offset reduced thermal shipment levels from Alpha’s stand-alone operations.  Other revenues and freight and handling revenues were $26.0 million and $64.8 million, respectively, versus $14.1 million and $46.1 million, respectively, for Alpha stand-alone in 2009.  In comparison to the fourth quarter of 2009 (previous quarter), which also included the former Foundation operations, coal revenues increased by nearly six percent due to higher average per ton sales realizations from all areas and increased metallurgical and Powder River Basin (PRB) shipments.

During the first quarter Alpha shipped 12.2 million tons of PRB coal, 6.5 million tons of Eastern steam coal and 2.6 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose sequentially to $10.81 compared with $10.52 in the previous quarter.  The average realization per ton for Eastern steam coal shipments was $67.40, up eight percent from $62.57 in the fourth quarter of 2009, and the average per ton realization for metallurgical coal increased to $98.70 in the first quarter compared with $97.18 in the previous quarter.

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Alpha Natural Resources, Inc. Announces
First Quarter 2010 Results

•
Total costs and expenses during the first quarter of 2010 were $864.4 million compared to $416.6 million for Alpha stand-alone in the first quarter of 2009.  Cost of coal sales was $575.1 million, which included $278.6 million from the former Foundation operations, compared to $303.0 million for Alpha stand-alone in the first quarter of 2009.  Cost of coal sales in the East averaged $50.64 per ton compared with $59.34 for Alpha stand-alone in the first quarter last year and $51.94 in the previous quarter.  The lower cost of coal sales per ton primarily reflects the influence of the Pittsburgh #8 longwall production acquired through the merger with Foundation where the cost of coal sales per ton during the first quarter averaged in the low $30s driven by strong shipment volumes.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $8.86 during the first quarter of 2010 compared with $8.48 per ton in the previous quarter.

Selling, general and administrative expense in the first quarter 2010 was $47.8 million and included $4.2 million of pre-tax merger-related expenses attributable to professional services fees, integration-related expenses, and severance and relocation-related costs.  This compares with selling, general and administrative expense of $52.8 million in the previous quarter, which included $12.4 million of pre-tax merger-related expenses.  Depreciation, depletion and amortization (DD&A) during the quarter was $95.1 million, and amortization of acquired coal supply agreements resulting from the Foundation merger was $66.0 million.

•
Alpha recorded net income of $14.0 million or $0.12 per diluted share during the first quarter 2010 compared to $41.0 million or $0.58 per diluted share during the first quarter of 2009.  First quarter 2010 income from continuing operations was $14.7 million or $0.12 per diluted share compared with $46.6 million or $0.66 per diluted share in the year-ago quarter.  First quarter net income and income from continuing operations included $4.2 million of pre-tax merger-related expenses, and the $66.0 million pre-tax amortization of coal supply agreements.  Excluding these items and the tax effects of these items, and a $25.6 million deferred tax charge arising from a change in the tax treatment of Medicare Part D deductions stipulated in the Patient Protection and Affordable Care Act recently signed into law, the adjusted income from continuing operations was $84.2 million or $0.69 per diluted share compared to adjusted income from continuing operations of $46.6 million or $0.66 per diluted share for Alpha stand-alone in the first quarter of 2009.

•
EBITDA from continuing operations was $218.5 million in the first quarter 2010 compared to $109.7 million for Alpha stand-alone in the prior-year period.  Excluding merger-related expenses, Adjusted EBITDA from continuing operations was $222.7 million in the first quarter of 2010.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended March 31, 2010 was $143.3 million compared with $43.8 million for Alpha stand-alone in the first quarter of 2009.

Capital expenditures (including discontinued operations) for the first quarter 2010 were $60.9 million, versus $18.1 million in the comparable period of 2009.

The company had available liquidity of approximately $1.2 billion as of the end of the first quarter, consisting of cash, cash equivalents and marketable securities of an aggregate $651.2 million plus $556.4 million available under the company’s revolving credit facility.  After the end of the quarter, Alpha announced that its secured credit facility had been amended, extended and increased, bringing total liquidity to approximately $1.5 billion with no significant debt maturities until the third quarter of 2014.  Total long-term debt, including current portion of long-term debt at March 31, 2010, was $785.1 million compared with $790.3 million at December 31, 2009.

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Alpha Natural Resources, Inc. Announces
First Quarter 2010 Results

Market Overview

After U.S. utility inventories crested at record high levels of over 200 million tons in November 2009, stockpiles fell by approximately 40 million tons to roughly 165 million tons at the end of the first quarter of 2010.  The sharp reduction in utility inventories was attributable to a combination of factors, including economic recovery, severe winter weather, higher natural gas pricing during the winter heating season, and lower coal production levels.  In light of the rapid inventory decrease and sustained production cutbacks, U.S. inventories are expected to return to normal levels of 140 million tons to 150 million tons during the second half of 2010.

Asian demand for seaborne thermal coal is increasing rapidly.  Shipments out of South Africa’s Richards Bay terminal to India and China have grown to 42 percent in the first quarter of 2010 compared to 25 percent in the first quarter of 2009.  India continues to increase coal imports which are projected to exceed 100 million metric tonnes in the next few years compared to approximately 70 million metric tonnes in 2009, and India currently has more than 75GW of new coal-fired generation under construction.  Chinese thermal imports during the first quarter were on an annual pace for 127 million metric tonnes compared to actual thermal imports of 88 million metric tonnes during 2009.  As seaborne thermal coal increasingly moves into the Asian markets, less seaborne supply will be available to satisfy demand in the Atlantic basin, which should create additional opportunities for U.S. exports in the coming quarters.

The global market for metallurgical coal continues to strengthen as steel production increases worldwide.  Chinese steel production in recent months suggests that China could produce between 630 million tonnes and 650 million tonnes of steel in 2010, up from approximately 570 million tonnes produced in 2009.  Global steel production increased 27 percent and U.S. steel production increased 52 percent during the first two months of 2010, compared to the comparable period of 2009.  U.S. steel production capacity utilization continues to increase and is now above 70 percent, compared to lows in the mid-30s in early 2009.  Adding to the tight supply of met coal worldwide, recent weather events in Australia further limited seaborne exports.  In this environment of increasing demand and limited supply, spot prices have continued to lift, reportedly reaching $240-250 per metric tonne on an FOBT basis for the highest quality metallurgical coal.

As the leading U.S. supplier of metallurgical coal and a leading, regionally diversified producer of U.S. thermal coal with 13-15 million tons of U.S. export terminal capacity, Alpha is positioned to benefit from the strengthening global markets for metallurgical and thermal coal.  The prospect of an improving U.S. market for thermal coal should provide opportunities for Alpha to leverage its low-cost production from the longwall operations in Pennsylvania and from the Powder River Basin.  With additional productive capacity in all active operating regions, Alpha stands ready to address any increase in demand as market conditions warrant.

Outlook

Alpha is maintaining its previous guidance for 2010 and 2011 shipment volumes of Eastern metallurgical coal, Eastern steam coal and Western steam coal.  Alpha is also maintaining its previous guidance for Eastern and Western cost of coal sales per ton; selling, general and administrative expense, depletion, depreciation and amortization expense; interest expense; and capital expenditures for 2010.

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Alpha Natural Resources, Inc. Announces
First Quarter 2010 Results

Alpha is positioned to benefit from significant leverage to the strengthening metallurgical coal market with 81 percent of the midpoint of its anticipated 2011 Eastern metallurgical coal shipments unpriced as of April 21, 2010.  As of April 21, 2010, Alpha had 85 percent and 19 percent of the midpoint its 2010 and 2011 shipment guidance ranges for Eastern metallurgical coal committed and priced at projected average per ton realizations of $110.60 and $122.56, respectively.  Alpha continues to match thermal coal shipments to anticipated demand, with 100 percent of the midpoint of 2010 Western steam coal shipment guidance committed and priced at projected average per ton realizations of $10.97 and 95 percent of the midpoint of 2010 Eastern steam coal shipment guidance committed and priced at projected average per ton realizations of $65.76.  For 2011, Alpha had 83 percent of the midpoint of Western steam coal shipment guidance committed and priced at projected average per ton realizations of $11.89 and 53 percent of the midpoint of Eastern steam coal shipment guidance committed and priced at projected average per ton realizations of $66.95.

Guidance
(in millions, except per-ton and percentage amounts)

	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$10.97	$11.89
Eastern Steam	$65.76	$66.95
Eastern Met	$110.60	$122.56
Coal Shipments3	81.0 – 89.0	82.0 – 94.0
West	47.0 – 50.0	48.0 – 52.0
Eastern Steam	23.0 – 26.0	23.0 – 28.0
Eastern Met	11.0 – 13.0	11.0 – 14.0
Committed and Priced (%)4	97%	65%
West	100%	83%
Eastern Steam	95%	53%
Eastern Met	85%	19%
Committed and Unpriced (%)5	2%	15%
West	0%	0%
Eastern Steam	3%	26%
Eastern Met	11%	54%
West – Cost of Coal Sales per Ton	$8.30 – $8.90
East – Cost of Coal Sales per Ton	$54.00 – $57.00
Selling, General & Administrative Expense (excluding merger-related expenses)	$150 – $165
Depletion, Depreciation & Amortization	$370 – $390
Interest Expense	$70 – $80
Capital Expenditures	$340 – $390

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Alpha Natural Resources, Inc. Announces
First Quarter 2010 Results

NOTES:
1.	Based on committed and priced coal shipments as of April 21, 2010.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2010 and 2011 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
4.	As of April 21, 2010, compared to the midpoint of shipment guidance range.
5.
In 2010, committed and unpriced Eastern tons include approximately 1.3 million tons of met coal subject to market pricing, approximately 0.3 million tons of steam coal subject to market pricing, and 0.5 million tons of steam coal subject to collared pricing with an average pricing range of $65.00 to $76.00 per ton.  In 2011, committed and unpriced Eastern tons include approximately 6.7 million tons of met coal subject to market pricing, approximately 3.3 million of steam coal subject to market pricing, approximately 2.9 million tons of steam coal subject to collared pricing with an average pricing range of $50.00 to $62.00 per ton, and legacy contracts covering approximately 0.4 million tons of steam coal subject to average indexed pricing estimated at $69.21 per ton.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,200 people and operates approximately 60 mines and 14 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to successfully integrate operations that we may acquire or develop in the future;

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations, pension obligations and federal black lung obligations;
•	increased costs and obligations potentially arising from the recently enacted Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015;
•	certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in “Overview - Coal Pricing Trends, Uncertainties and Outlook” in Part 2, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2009.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues:
Coal revenues	$831,266	$425,803
Freight and handling revenues	64,788	46,054
Other revenues	25,950	14,102
Total revenues	922,004	485,959

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	575,067	303,025
Freight and handling costs	64,788	46,054
Other expenses	15,684	10,849
Depreciation, depletion and amortization	95,127	40,205
Amortization of acquired coal supply agreements, net	65,957	-
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	47,789	16,466
Total costs and expenses	864,412	416,599

Income from operations	57,592	69,360

Other income (expense):
Interest expense	(22,120)	(9,853)
Interest income	680	625
Miscellaneous income (expense)	(204)	116
Total other income (expense), net	(21,644)	(9,112)

Income from continuing operations before income taxes	35,948	60,248
Income tax expense	(21,278)	(13,627)
Income from continuing operations	14,670	46,621

Discontinued operations:
Loss from discontinued operations before income taxes	(1,047)	(7,251)
Income tax benefit	418	1,594
Loss from discontinued operations	(629)	(5,657)

Net income	$14,041	$40,964

(Loss) earnings per common share:
Basic (loss) earnings per common share:
Income from continuing operations	$0.12	$0.67
Loss from discontinued operations	-	(0.08)
Net income	$0.12	$0.59

Diluted (loss) earnings per common share:
Income from continuing operations	$0.12	$0.66
Loss from discontinued operations	-	(0.08)
Net income	$0.12	$0.58

Weighted average shares outstanding:
Weighted average shares--basic	119,892,529	69,884,930
Weighted average shares--diluted	121,876,328	70,696,455

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange
Commission.

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Tons sold from continuing operations(1):
Powder River Basin	12,215	-
Eastern steam	6,514	3,146
Eastern metallurgical	2,636	2,024
Total	21,365	5,170

Average realized price per ton sold from continuing operations (2):
Powder River Basin	$10.81	$-
Eastern steam	67.40	68.13
Eastern metallurgical	98.70	104.48
Weighted average total	$38.91	$82.36

Coal sales from continuing operations revenue summary
Powder River Basin	$132,076	$-
Eastern steam	439,012	214,335
Eastern metallurgical	260,178	211,468
Total coal sales revenue	$831,266	$425,803

Cost of coal sales from continuing operations per ton (3):
Powder River Basin	$8.86	$-
East (4)	50.64	59.34
Weighted average total	$26.76	$59.34

Weighted average coal margin per ton (5)	$12.15	$23.02
Weighted average coal margin percentage (6)	31.2%	28.0%

Cash flows provided by operating activities including discontinued operations	$143,250	$43,750
Capital expenditures including discontinued operations	$(60,879)	$(18,136)

	As of
	March 31, 2010	December 31, 2009
Liquidity ($ in 000's):
Cash and cash equivalents	493,835	465,869
Marketable securities with maturities of less than one year (7)	75,286	29,501
Marketable securities with maturities of greater than one year (8)	82,103	89,485
Unused revolving credit facility	556,367	536,367
Total available liquidity	1,207,591	1,121,222

(1) Stated in thousands of short tons.
(2) Coal sales revenue divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton includes only costs associated with active mines.
(4) East includes the Company's active operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2010	December 31, 2009

Cash and cash equivalents	$493,835	$465,869
Trade accounts receivable, net	307,381	232,631
Inventories, net	206,604	176,372
Short-term marketable securities	75,286	29,501
Prepaid expenses and other current assets	118,783	147,452
Total current assets	1,201,889	1,051,825
Property, equipment and mine development costs, net	1,077,198	1,082,446
Owned and leased mineral rights, net	1,955,790	1,985,855
Owned lands	92,132	91,262
Goodwill	357,868	357,868
Acquired coal supply agreements, net	328,700	396,491
Long-term marketable securities	82,103	89,485
Other non-current assets	65,217	67,539
Total assets	$5,160,897	$5,122,771

Current portion of long-term debt	$33,500	$33,500
Trade accounts payable	151,236	143,400
Accrued expenses and other current liabilities	246,632	258,293
Total current liabilities	431,368	435,193
Long-term debt	751,637	756,753
Pension and postretirement medical benefit obligations	690,159	682,991
Asset retirement obligations	194,835	190,724
Deferred income taxes	322,798	316,464
Other non-current liabilities	162,900	149,357
Total liabilities	2,553,697	2,531,482
Total stockholders' equity	2,607,200	2,591,289
Total liabilities and stockholders' equity	$5,160,897	$5,122,771

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Operating activities:
Net income	$14,041	$40,964
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	104,538	46,066
Amortization of acquired coal supply agreements, net	65,957	-
Mark-to-market adjustments for derivatives	885	(238)
Stock-based compensation	8,706	3,225
Employee benefit plans, net	15,437	2,141
Deferred income taxes	(6,853)	3,791
Other, net	(321)	110
Changes in operating assets and liabilities:
Trade accounts receivable, net	(74,750)	1,466
Notes and other receivables	11,859	671
Inventories, net	(30,232)	(18,777)
Prepaid expenses and other current assets	21,481	(3,187)
Other non-current assets	3,346	2,822
Trade accounts payable	8,389	(10,576)
Accrued expenses and other current liabilities	935	(24,692)
Pension and postretirement medical benefit obligations	(6,773)	149
Asset retirement obligations	(1,063)	(802)
Other non-current liabilities	7,668	617
Net cash provided by operating activities	$143,250	$43,750

Investing activities:
Capital expenditures	$(60,879)	$(18,136)
Purchase of acquired companies	-	(1,750)
Purchase of equity-method investment	(3,000)	-
Purchases of marketable securities	(50,560)	-
Sales of marketable securities	12,320	-
Other, net	819	124
Net cash used in investing activities	$(101,300)	$(19,762)

Financing activities:
Principal repayments of note payable	$-	$(5,416)
Principal repayments on long-term debt	(8,375)	(54)
Excess tax benefit from stock-based awards	6,735	-
Common stock repurchases	(15,676)	(2,022)
Proceeds from exercise of stock options	3,332	-
Net cash used in financing activities	$(13,984)	$(7,492)

Net increase in cash and cash equivalents	$27,966	$16,496
Cash and equivalents at beginning of period	465,869	676,190
Cash and equivalents at end of period	$493,835	$692,686

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange
Commission.

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         Alpha Natural Resources, Inc. Announces
         First Quarter 2010 Results

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as a supplemental measure of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended March 31,
	2010	2009

Income from continuing operations	$14,670	$46,621
Interest expense	22,120	9,853
Interest income	(680)	(625)
Income tax expense	21,278	13,627
Depreciation, depletion and amortization	95,127	40,205
Amortization of acquired coal supply agreements, net	65,957	-
EBITDA from continuing operations	218,472	109,681
Merger related expenses	4,228	-
Adjusted EBITDA from continuing operations	$222,700	$109,681

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels. Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of an interest rate swap, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments. Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares. The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time. Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP. Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies. A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended March 31,
	2010	2009

Income from continuing operations	$14,670	$46,621
Merger related expenses	4,228	-
Amortization of acquired coal supply agreements, net	65,957	-
Estimated income tax effect of above adjustments	(26,176)	-
Deferred tax charge from change in tax treatment of Medicare Part D deductions	25,566	-
Adjusted income from continuing operations	$84,245	$46,621

Weighted average shares--diluted	121,876,328	70,696,455

Adjusted diluted earnings per common share from continuing operations	$0.69	$0.66

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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